UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2021

TURNING POINT THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38871	46-3826166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10628 Science Center Drive, Suite 200, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 926-5251

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TPTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2021, Sheila Gujrathi, M.D., and Jacob M. Chacko, M.D. resigned from the Board of Directors (the “Board”) of Turning Point Therapeutics, Inc. (the “Company”), effective immediately, to focus on other endeavors. Dr. Gujrathi also resigned from her position as Chair of the Board and Dr. Chacko resigned from each committee of the Board for which he was a member. In connection with the foregoing, the Board approved an amendment to the option awards held by Drs. Gujrathi and Chacko to provide that (i) all shares subject to such option awards are fully vested and exercisable as of the resignation date and (ii) the post-termination exercise period shall be extended to September 30, 2022. Drs. Gujrathi’s and Chacko’s resignations were not the result of any dispute or disagreement with the Company on any matter relating to the operations, policies or practices of the Company. In connection with Dr. Gujrathi’s resignation, Garry Nicholson was appointed as the interim Chair of the Board.

On March 31, 2021, the Board, upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Barbara Bodem as a Class III director of the Company and Chair of the Audit Committee of the Board (the “Audit Committee”), with a term of office expiring at the 2022 annual meeting of stockholders. There are no arrangements or understandings between Ms. Bodem and any other person pursuant to which she was selected as a director. In addition, there are no transactions in which Ms. Bodem has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Company’s compensation policy for non-employee directors, as amended (the “Compensation Policy”), Ms. Bodem (i) will receive an annual cash retainer of (a) $40,000 for service on the Board and (b) $15,000 for service as Chair of the Audit Committee, and (ii) was granted on the date of her appointment an option to purchase shares of the Company’s common stock, which vests monthly over a three-year period. For 2021, Ms. Bodem’s total cash retainer amount will be pro-rated to an aggregate of $41,250, and in accordance with the annual compensation limit for non-employee directors as set forth in the Compensation Policy, the number of shares subject to the option grant was reduced from 17,000 shares to a number of shares equal to $958,750 in total value, calculated based on the grant date fair value of the option grant for financial reporting purposes. The Compensation Policy also provides for further automatic annual option grants to purchase 8,500 shares of the Company’s common stock on the date of each annual meeting of stockholders, which vest in full on the one-year anniversary of the date of grant, provided, that such annual grant will be pro-rated for any director appointed to the Board following the prior year’s annual meeting and prior to the current year’s annual meeting and is subject to the annual compensation limit for non-employee directors as set forth in the Compensation Policy. Each of the option grants described above will vest in full in the event of a change in control (as defined in the Company’s 2019 Equity Incentive Plan) provided Ms. Bodem remains in continuous service with the Company as of immediately prior to such change in control. Ms. Bodem has also entered into the Company’s standard form of Indemnity Agreement for directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TURNING POINT THERAPEUTICS, INC.

Date: March 31, 2021	By:	/s/ Annette North
Annette North
Executive Vice President and General Counsel